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                                                                    EXHIBIT (vi)


2.8 Incorporation by Reference of Trust Indenture Act; Trust Indenture Act Controls. Sections 310 through 318 of the Trust Indenture Act of 1939 (as amended, the "Trust Indenture Act") are incorporated by reference in their entirety into the Trust Deed and this First Supplement, and the provisions of such Sections of the Trust Indenture Act, whether such provisions are mandatory or permissive, shall be deemed to be applicable. Notwithstanding anything in the Trust Deed or this First Supplement to the contrary, if any provision of the Trust Deed or this First Supplement limits, qualifies or conflicts with any provision of the Trust Indenture Act that is incorporated by reference herein, such provision of the Trust Indenture Act shall control.

         The Issuer and the Trustee may without the consent of, or notice to, any of the Noteholders, but only with the prior written consent of the Company and SSC in each case, enter into a trust deed or supplement to the Trust Deed which shall not be inconsistent with the terms and provisions of the Trust Deed or this First Supplement to modify, amend or supplement the Trust Deed, this First Supplement or any supplement to the Trust Deed in such manner as to permit the qualification of the Trust Deed, this First Supplement or any such supplement to the Trust Deed under the Trust Indenture Act or any similar Federal statute of the United States of America hereafter in effect or to permit the qualification of the Notes for sale under the securities laws of any of the states of the United States of America, and, if they so determine, to add to the Trust Deed, this First Supplement or any such supplement to the Trust Deed such other terms, conditions and provisions as may be permitted by the Trust Indenture Act or similar Federal statute.